Exhibit 99.1
Autoliv Declares Dividend and Holds Shareholders Meeting

(Stockholm, May 3, 2007) - Autoliv Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, today declared a dividend for the third quarter 2007 of 39 cents per share.

The dividend will be payable on Thursday, September 6, 2007, to Autoliv stockholders of record on the close of business on Thursday August 9, 2007. The Ex-date when the shares will trade without the right to the dividend will be August 7, 2007.

In order to create even more value for its shareholders Autoliv also has a share repurchase program. Through this program, the Company has returned $206 million over the last twelve months. During the same period, Autoliv has paid quarterly dividends totalling $115 million. In relation to the Company's net income, this total of $321 million having been returned to shareholders represents a pay-out ratio of 84%. In relation to the Company's average market capitalization the amount represents a total yield of 7%. Over the past four years the quarterly dividend has been increased nine times, more than tripling in amount. This is equivalent to a compounded annual growth rate in excess of 30%.

Shareholders Meeting
The Company also held its Annual General Meeting (AGM) of Shareholders. Proxies from Shareholders were received in sufficient quantity to approve the proposals that came before the shareholders meeting. This means that Robert W. Alspaugh, Walter Kunerth, Lars Nyberg and Lars Westerberg were re-elected directors of the Board for a regular three-year term until the Annual General Meeting in 2010 and that Ernst & Young AB was ratified as Autoliv's independent auditing firm for the fiscal year ending December 31, 2007.

Mr. Per-Olof Aronson had advised the Company that he would not stand for reelection as Director.

Board Meeting
At a subsequent meeting of the Board of Directors Mr. Jan Carlson, who became President and Chief Executive of Autoliv Inc. on April 1, was elected new director of the Board.

Inquiries:
Mats Õdman, VP Corporate Communications: +46 (0)8 58 72 06 23, or +46 (0)708 32 09 33
Ray Pekar, Director Investor Relations, +1 248 475 0427